Exhibit 99.1

Amylin Pharmaceuticals Advances Clinical Pipeline in Diabetes and Obesity

SAN DIEGO, March 30 /PRNewswire-FirstCall/ — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN - News) announced today the initiation of a Phase 2 clinical study of exenatide LAR for type 2 diabetes, the initiation of a Phase 1 clinical study of AC162352 (PYY 3-36) for obesity, and the completion of enrollment of a Phase 2 clinical study of AC137 for obesity.

Exenatide LAR is the long-acting release formulation of exenatide, a compound being developed for the treatment of type 2 diabetes. Studies in 2003 resulted in the selection of a formulation that offers the potential for weekly or monthly dosing. The study currently underway is designed to measure drug concentration in the blood stream over time, following various doses of exenatide LAR. The study will include up to 60 patients with type 2 diabetes. Results are expected in the second half of 2004. Exenatide LAR is being developed through collaborations with Eli Lilly and Company and Alkermes, Inc.

AC162352 (PYY 3-36) is a compound being evaluated for the treatment of obesity. Independent researchers have reported acute reductions in food intake in humans using PYY 3-36. Amylin submitted an Investigational New Drug application for AC162352 to the U.S. Food and Drug Administration in December 2003. The current study is a Phase 1 dose-rising safety study, which is anticipated to include up to 80 healthy volunteers. This is the second obesity clinical program initiated by Amylin in 2004.

Earlier this year the company initiated a Phase 2 study to begin evaluation of AC137 as a potential treatment for obesity. The dose-escalation study for this program, which recently completed enrollment, is designed to evaluate the safety and tolerability of rising doses of AC137 in approximately 200 obese subjects with and without diabetes. Data from this study are expected in the second half of 2004. AC137 is pramlintide, the same compound contained in SYMLIN®, which is being developed by Amylin as a treatment of insulin-dependent diabetes, and is currently under review by the FDA.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. The Company’s actual results could differ materially from those forward-looking statements discussed in this press release due to a number of risks and uncertainties, including risks and uncertainties regarding Amylin’s ongoing clinical studies of its drug candidates, including exenatide LAR, AC162352 and AC137, the actual timing of results from those clinical studies, whether those clinical results will confirm results from previous studies and assist Amylin in advancing its development activities for exenatide LAR, AC162352 and AC137, risks and uncertainties in the actual timing of development activities, risks inherent in the Company’s collaboration with Eli Lilly and Company, and risks and uncertainties regarding the drug discovery and development process, including risks and uncertainties associated with the FDA’s regulatory review process for drug candidates. Additional risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, such as its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 under the heading “Risk Factors Related to Our Business.”